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                                                                    EXHIBIT 99.1
FOR IMMEDIATE RELEASE

Contact:        Richard D. Ballard
                Chief Executive Officer
                Physicians' Specialty Corp.
                1150 Lake Hearn Drive, Suite 640
                Atlanta, Georgia 30342
                (404) 256-7535


                         TA ASSOCIATES AND MANAGEMENT OF
             PHYSICIANS' SPECIALTY CORP. TO TAKE THE COMPANY PRIVATE


  PHYSICIANS' SPECIALTY CORP. STOCKHOLDERS TO RECEIVE $10.50 PER SHARE IN CASH


ATLANTA, GA.--(PRNewswire)-June 14, 1999--Physicians' Specialty Corp. (NASDAQ:
ENTS) today announced the signing of a definitive merger agreement between the Company and a new company formed by TA Associates. Physicians' Specialty Corp. is a physician practice management company that provides management services to specialists treating diseases and disorders of the ear, nose, throat, head and neck (ENT) and related specialties. The Company's senior management team will continue to be led by Ramie A. Tritt, M.D. and Richard D. Ballard, the Company's current Chairman and President and Chief Executive Officer, respectively.

Under the terms of the merger agreement, each outstanding share of Physicians' Specialty Corp. common stock, other than certain shares held by management and certain affiliated physicians, will be converted into the right to receive $10.50 per share and certain indebtedness of the Company will be refinanced. In addition, certain shares held by Dr. Tritt, Company management, and certain affiliated physicians will be converted into shares of the surviving corporation and management will retain an equity interest in the surviving corporation. Company management and affiliated physicians holding approximately 3.6 million shares of Company common stock (representing 40% of the outstanding shares) have entered into a Voting Agreement, under which they agreed to vote their shares in favor of the proposed merger. TA Associates, Inc., First Union National Bank and Allied Capital Corporation have agreed, subject to the satisfaction of certain terms and conditions, to provide financing in connection with the merger.

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Physicians' Specialty Corp. entered into the merger agreement following the unanimous approval by the Company's Board of Directors after reviewing a recommendation from a Special Committee of independent directors. The Board received a fairness opinion with respect to the proposed merger from The Robinson-Humphrey Company, LLC who had been retained to assist the Special Committee in its review and evaluation of the proposed transaction.

Dr. Tritt stated, "We believe that the Special Committee, with the assistance of its financial advisors, has carefully evaluated the TA proposal. Equally important, we believe that our new partnership with TA provides the Company with a sound capital base as we continue to execute our ENT and related specialty focused business plan. Given today's public market sentiment toward physician practice management companies, we are eager to channel the Company's human and capital resources, which are today spent supporting a public company infrastructure, into the expansion and support of our affiliated practices."

Richard Tadler, Managing Director of TA, said, "We are enthused with the prospects of partnering with Physicians' Specialty Corp., its senior management team and affiliated physicians. We think PSC has one of the strongest management teams in the sector and they have done an outstanding job of delivering meaningful value to their affiliated physicians. We find the Company's ENT and related specialties focus and ancillary development strategy extremely appealing, and we look forward to working closely with senior management as we continue to grow the business."

The proposed transaction is subject to a variety of conditions, including stockholder approval, financing and regulatory approvals. The Company currently anticipates that this transaction will close in the fourth quarter of 1999.

Physicians' Specialty Corp. is a physician practice management company that provides management services to specialists treating diseases and disorders of the ear, nose, throat, head and neck (ENT) and related specialties. The Company is currently affiliated with 92 physicians, 1 dentist, and 84 allied healthcare professionals operating 67 clinical facilities in Georgia, Florida, Alabama, Illinois, New York, New Jersey, and Ohio. Additionally, the Company owns a sleep diagnostic laboratory company operating 12 sleep labs and an equity interest in 4 ambulatory surgery centers containing 22 operating rooms.

TA Associates is a Boston-based leading private equity investment firm that manages approximately $2.5 billion in equity capital and specializes in management buyouts, recapitalizations, and growth capital investments. TA invests, as partner with management teams, in high quality middle market companies. TA has particular expertise in the healthcare services, technology, financial services, and consumer products markets. Since its founding in 1968, TA has completed approximately 300 transactions and during the past five years has assisted 33 portfolio companies in completing 47 public stock offerings, raising over $3.2 billion in equity.

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Except for the descriptions of historical facts contained herein, statements in this news release concerning future results, performance or expectations are forward-looking statements. Actual results, performance or developments could differ materially from those expressed or implied by such forward-looking statements as a result of known and unknown risks, uncertainties and other factors including those described from time to time in filings with the Securities and Exchange Commission, under "Risk Factors" and elsewhere. These factors include the following: we have a limited operating history and a limited history of combined operations; our results may be adversely affected by our acquisition strategy; we depend on affiliated physicians; our substantial debt reduces cash available for our business, may adversely affect our ability to obtain additional funds and increases our vulnerability to economic or business downturns; our operating results may be adversely affected by reductions in reimbursement by third party payors; we face intense competition in the physician practice management industry; we are subject to various government regulation; and other risks. In addition, our acquisition negotiations are in various stages and we have no agreement or arrangement relating to any material acquisitions. We are unable to predict whether or when any of these negotiations will result in any definitive agreements or whether or when any of the physicians responding to marketing efforts will begin discussions relating to a potential acquisition by us.

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